Exhibit 99.1



                    ADDVANTAGE TECHNOLOGIES GROUP, INC. REPORTS
                    THIRD QUARTER FISCAL 2005 FINANCIAL RESULTS

     Broken Arrow, Oklahoma, July 27, 2005--ADDvantage Technologies Group, Inc. (AMEX:AEY), a Master Stocking Distributor for Scientific-Atlanta and Motorola broadband and transmission products, today announced its financial results for its third fiscal quarter that ended June 30, 2005.

     For the third quarter of 2005, the Company reported net sales of $12.1 million compared to $12.7 million for the same period in fiscal 2004. Net income attributable to common stock for the third quarter was $1.2 million, or $0.12 per diluted share, compared to $1.4 million, or $0.12 per diluted share, for the same period in fiscal 2004.

     Net revenues for the first three quarters of fiscal 2005 totaled $34.2 million compared to $35.6 million for the same period in fiscal 2004. Net income attributable to common stock for the first three quarters of fiscal 2005 was $3.4 million, or $0.34 per diluted share, compared to $3.7 million, or $0.33 per diluted share, for the same period in fiscal 2004.

     "Our recent announcement that Scientific-Atlanta has appointed our subsidiary, TULSAT, as an exclusive distributor of its System Amplifier III RF platform for both North America and Latin America has resulted in increased deliveries of these products," commented Ken Chymiak, President and CEO. "Scientific-Atlanta has informed their customers that Tulsat will be the exclusive source of these products and all purchases should be placed directly with Tulsat. As a VAR (Value Added Reseller) of both Scientific-Atlanta and Motorola broadband and transmission products, our subsidiaries have the opportunity to quote large projects that can be delivered from our inventory."

     "I am very pleased that earnings per diluted share totaled $0.34 for the nine months of 2005 compared to $0.33 for the same period in 2004," said David Chymiak, Chairman of the Board.

     ADDVANTAGE TECHNOLOGIES GROUP, INC. (AMEX: AEY), through its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, ComTech Services, Tulsat-Texas, and Tulsat-Atlanta distribute new and refurbished cable television ("CATV") equipment, and operate repair centers at each location. TULSAT is a Value Added Reseller ("VAR") and a Master Distributor for Scientific-Atlanta legacy products and is a distributor for most of their other products. NCS Industries is a VAR for Motorola broadband and transmission products and national distributor for PROMAX test equipment. The Company is also a distributor for other companies such as Blonder-Tongue, Standard Electronics, Videotek, Quintech Electronics, and Corning Gilbert, among others. In addition to selling new, excess and refurbished cable television equipment throughout North America and other regions, they operate repair centers specializing in many different Original Equipment Manufacturer ("OEM") products. TULSAT is also a Third Party Authorized Repair Center for select Scientific-Atlanta products and ComTech Services is an authorized Alpha warranty repair center. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.

                    ADDvantage Technologies Group, Inc.
                        Statements of Operations
                               (Unaudited)

                           Three Months Ended             Nine Months Ended
                                June 30,                       June 30,
                         2005              2004         2005             2004

Revenues             $12,093,891       $12,682,449   $34,249,902    $35,628,990

Operating Income     $ 2,562,093       $ 2,606,636   $ 6,925,209    $ 7,261,314

Net Income           $ 1,446,426       $ 1,715,232   $ 4,049,351    $ 4,632,028

Net Income Attributable
  to Common Stock    $ 1,236,426       $ 1,405,232   $ 3,419,351    $ 3,702,028

Net Income Per Share
  of Common Stock
      Basic          $      0.12       $      0.14   $      0.34    $      0.37
      Diluted        $      0.12       $      0.12   $      0.34    $      0.33

Shares Used in Computing
  Net Income Per Share:
      Basic           10,070,172        10,057,172    10,065,685     10,034,700
      Diluted         10,097,155        12,130,854    10,109,744     12,114,433




Company Contact:    Ken Chymiak    (9l8) 25l-2887
                    David Chymiak  (9l8) 25l-2887
                    Dee Cooper     (9l8) 25l-9l2l